Exhibit 23.1

CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR BIOMARIN PHARMACEUTICAL INC.

The Board of Directors

BioMarin Pharmaceutical Inc.:

We consent to the incorporation by reference in (i) the registration statements (Nos. 333-13693, 333-84787 and 333-85368) on Form S-8 and (ii) the registration statements (No. 333-116575) on Form S-3 of BioMarin Pharmaceutical Inc. of our reports dated February 27, 2007, with respect to the consolidated balance sheets of BioMarin Pharmaceutical Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2006, and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of BioMarin Pharmaceutical Inc.

Our report on the consolidated financial statements refers to BioMarin Pharmaceutical Inc.’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

Our reports were based on our audits and the report of other auditors.

/s/ KPMG LLP

San Francisco, California
February 27, 2007